Exhibit 10.4

OPTION AGREEMENT

OPTION AGREEMENT entered into November 11, 2004 (this “Agreement”) and effective as of September 15, 2004 (the “Effective Date”) by and between David Platt, an individual residing in Newton, Massachusetts (“Optionor”), and Pro-Pharmaceuticals, Inc., a Nevada corporation with a principal place of business in Newton, Massachusetts (“Optionee”).

Recitals

A. Optionor owns that certain U.S. patent application no. 08/024,487, including the invention described and claimed therein and resultant U.S. and foreign patents obtainable therefrom (the “Patent Application”), which is subject to that certain License Agreement dated January 7, 1994 (the “1994 License”) between Optionor and International Gene Group, Inc. (the “Licensee”) in which Optionor has a payment interest and retained or reversionary rights in and to the Patent Application in the event (i) the licensee under the 1994 Agreement abandons or takes other actions specified therein in connection with the Patent Application, or a patent based thereon, or (ii) the 1994 License is otherwise modified or terminated (collectively, the “Optionor Rights”) ; and

B. Optionee desires to procure an option to purchase an exclusive license (the “Option”) under (i) the Patent Application to the extent of Optionor’s right to grant such a license and (ii) any and all of the remaining Optionor Rights, and Optionor is willing to grant such a license to Optionee upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the agreements herein below set forth, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be bound hereby, agree as follows:

1.    Grant of the Option. Optionor hereby grants to Optionee, for a term ending the tenth (10th) anniversary of the Effective Date (the “Term”), the Option in consideration of $5,000 which shall be paid not later than sixty (60) days after the Effective Date.

2.    Exercise and Related Matters.

(a) Manner of Exercise. Optionee, in its sole discretion at any time during the Term, may exercise the Option by delivering to Optionor (i) a form of license agreement containing the terms set forth below (the “License Agreement”) with a request that Optionor execute and deliver the License Agreement to Optionor within sixty (60) days thereafter, and (ii) a written document stating the operating profit projections, including detail as to Optionor’s assumptions and calculations underlying such projections (the “Profit Projections”), that Optionor expects to receive from exploitation of the applicable Optionor Rights for a ten (10) year period, and the resultant royalty payable therefor under the License Agreement. Unless Optionor objects to the form of License

Agreement or the Profit Projections and arbitration in connection with such objection is initiated within such 60-day period (the “Review Period”), Optionee shall be deemed to have executed and delivered the License Agreement and Optionor shall be entitled to seek specific enforcement thereof.

(b) License Agreement. The License Agreement shall provide for an irrevocable royalty-bearing, exclusive, worldwide license to Optionee, or its designated affiliate, to make, use, sell, offer to sell or import any product covered by the Optionor Rights, and to sub-license such rights, and to succeed to Licensor’s payment interest, if any, within the meaning of Optionor Rights as defined above. The royalty rate under the License Agreement (other than for sublicense revenue described below) shall be based on the “25 Per Cent Rule,” i.e., the royalty is a percentage of sales revenue derived from 25% of estimated (at the time of entering into a license agreement) operating profit of a licensee from gross revenue of sales of a product or services that embody the applicable intellectual property. The License Agreement shall also provide that (i) any sub-licensing revenues received by Optionee shall be shared equally between Optionee and Optionor; (ii) any royalties payable thereunder shall be initially reduced dollar-for-dollar in respect of all amounts expended by Optionee (in its sole discretion) prior to and after the Effective Date to perfect its title to the Optionor Rights (including, without limitation, expenses incurred for preparation, filing, prosecutions, oppositions and interferences related thereto, and defense of the Optionor Rights under the License and for advancement of the Patent Application); (iii) Optionee shall acquire the prospective right to royalties and other payments due to Optionor under the 1994 License if then in effect; (iv) Optionor shall cooperate with Optionee’s efforts to perfect, enforce and exploit its rights in the acquired property, as reasonably requested by Optionee, subject to reimbursement of Optionor’s reasonable costs of compliance, and service compensation if Optionor is not then an employee or consultant of Optionee; and (v) other customary terms and conditions for an exclusive license of intellectual property with payments calculated using the income method.

(c) Arbitration. Optionor at any time within the 60-day Review Period may object to the form of License Agreement or Profit Projections set forth in the documents delivered pursuant to clause (a) above (which objection shall be in writing stating the reasons therefor), whereupon the parties shall attempt in good faith for up to sixty (60) days thereafter to reach agreement on the matters stated in such objection. If during such 60-day period the parties cannot reach agreement, Optionor in its discretion by written notice may (i) elect to defer or abandon its exercise of the Option, or (ii) proceed with the exercise of the Option, subject to arbitration. In either case, a party may refer the matter to arbitration administered by the American Arbitration Association (New England Region), such hearing to be held in Boston, Massachusetts, under the Patent Arbitration Rules of the AAA. Except as stated in subsection (c) below, each party shall pay its own costs. The determination of the arbitrator(s) as to the disputed matters shall be binding and enforceable between the parties in any court of competent jurisdiction.

(d) Cancellation of Exercise. In the event the arbitration decision determines that (i) the License Agreement was in material nonconformity with the provisions of clause (b) above or otherwise does not reflect a good faith effort by Optionee, or (ii) the Profit Projections would result in royalty payments less than half of what such projections would result in if they had been based on profit projections stated in the arbitration decision, Optionee (x) may elect within thirty (30) days thereafter to withdraw its exercise, (y) go forward with the License Agreement based on the arbitration decision and (iii) shall in either event pay all of Optionor’s costs of arbitration (including reasonable attorneys’ and experts’ fees and disbursements), in each such case without prejudice to Optionee’s right to exercise the Option later during the Term.

3.     Representations, Warranties and Covenants.

(a) Optionor represents and warrants that he has not granted any rights or other property interest in and to the Patent Application to any person or entity other than the licensee under the IGG-License, and has not granted rights or other property interest in or to the Optionor Rights, and covenants not make any such grant during the Term.

(b) Optionee represents and warrants that it is duly organized and validly existing in its state of incorporation and that its has full corporate power and authority to enter into this Agreement and carry out its provisions.

4.    Miscellaneous.

(a) Notices. Any notice required to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, by personal delivery, registered United States mail or overnight courier, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon the date received.

If to Optionee:	Pro-Pharmaceuticals, Inc. 189 Wells Avenue Newton, MA 02459

If to Optionor:	Dr. David Platt 12 Appleton Circle Newton, MA 02459

(b) Entire Agreement. This Agreement and the attachments hereto contain the entire understanding between the parties with respect to the subject matter hereof. This Agreement may be amended subsequent to the Effective Date if mutually agreed upon in writing by the parties hereto. Any subsequent amendment shall not abrogate the Effective Date of this Agreement. All expressed or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement.

(c) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding its conflict of laws provision. Each party hereto shall comply with all applicable laws, rules, ordinances, guidelines, consent decrees and regulations of any federal, state or other governmental authority.

(d) Assignment. Neither party may without the written approval of the other assign this Agreement to any third party.

(e) Modification. This Agreement may only be modified by a writing signed by both parties hereto.

(f) Successors. The successors, heirs and assigns of the parties shall enjoy all rights and responsibilities of this agreement. This Agreement shall be binding upon the successors, heirs and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above,

OPTIONOR:	OPTIONEE: Pro-Pharmaceuticals, Inc.

/s/ David Platt David Platt	By: /s/ Maureen Foley Maureen Foley Chief Operating Officer

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